Exhibit 3.5

FOURTH CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

AMBIT BIOSCIENCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The name of the Company is Ambit Biosciences Corporation, the original name of the Company is Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: M. Scott Salka is the duly elected and acting Chief Executive Officer of the Company.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

1. Article IV, Section E.3., clause (f)(ii) shall be amended and restated in its entirety to read as follows:

“(ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company approved by the Board of Directors (an “Asset Transfer”); provided that, no license granted by the Company or other transaction contemplated under a development, collaboration or similar agreement entered into by the Company on or about December 18, 2009 providing for the license, exclusive or otherwise, of the Company’s AC220 compound shall be deemed an Asset Transfer hereunder.”

FOUR: The foregoing amendment was submitted to the stockholders of the Company for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this Fourth Certificate of Amendment to be signed by its Chief Executive Officer this 15 day of December, 2009.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ M. Scott Salka
Print Name:	M. Scott Salka
Title:	Chief Executive Officer

[SIGNATURE PAGE TO FOURTH CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]